(d)(1)(vii)

FORM OF

December 14, 2010

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement dated February 1, 2005, as amended, between ING Mutual Funds and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING International Growth Fund (the “Fund”), a newly established series of ING Mutual Funds, effective December 14, 2010, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By:
Kimberly A. Anderson Senior Vice President ING Mutual Funds

ACCEPTED AND AGREED TO: ING Investments, LLC

By:
Todd Modic Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Mutual Funds

FORM OF

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

ING MUTUAL FUNDS

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING Asia-Pacific Real Estate Fund[1]	1.00% on first $250 million 0.90% on next $250 million 0.80% thereafter

ING Diversified International Fund	0.00%

ING Emerging Countries Fund	1.25%

ING European Real Estate Fund[1]	1.00% on first $250 million 0.90% on next $250 million 0.80% thereafter

ING Global Bond Fund	0.40%

ING Global Real Estate Fund	0.80% of the first $250 million of assets 0.775% of the next $250 million of assets 0.70% of assets in excess of $500 million

[1]	The initial two-year terms of ING Asia-Pacific Real Estate Fund and ING European Real Estate Fund under this Agreement commenced on October 15, 2007.

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING Global Value Choice Fund	0.90% on the first $500 million 0.80% on the next $500 million 0.75% of assets in excess of $1 billion

ING Greater China Fund	1.15% on the first $100 million of assets 1.05% on the next $150 million of assets 0.95% on assets in excess of $250 million

ING Index Plus International Equity Fund	0.55%

ING International Capital Appreciation Fund	0.85% on the first $500 million of assets 0.80% on the next $500 million of assets 0.75% on assets in excess of $1 billion

ING International Growth Fund	0.75%

ING International Real Estate Fund	1.00% on the first $250 million of assets 0.90% on the next $250 million of assets 0.80% on assets in excess of $500 million

ING International SmallCap Multi-Manager Fund	1.00% of the first $500 million of assets 0.90% of the next $500 million of assets 0.85% of assets in excess of $1 billion

ING International Value Choice Fund	1.00%

2